EXHIBIT 2

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: November 14, 2014

SPRINGOWL associates LLC
By: SpringOwl Asset Management LLC

By:	/s/ Andrew Wallach
Name: Andrew Wallach
Title: Managing Member

By:	/s/ Daniel Silvers
Daniel Silvers

By:	/s/ Andrew Nelson
Andrew Nelson

By:	/s/ Laura Conover
Laura Conover

By:	/s/ Barry Konig
Barry Konig
cove street capital, llc
/s/ Daniele Beasley
Name: Daniele Beasley
Title: Chief Compliance Officer; Member